UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 20, 2008

Modine Manufacturing Company
(Exact name of registrant as specified in its charter)

Wisconsin	1-1373	39-0482000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 DeKoven Avenue, Racine, Wisconsin	53403
Address of principal executive offices	Zip Code

Registrant's telephone number, including area code:	(262) 636-1200

_____________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 20, 2008, the Officer Nomination and Compensation Committee of the Modine Manufacturing Company (“Modine” or the “Company”) Board of Directors modified the base salary and certain benefits of Thomas A. Burke, President and Chief Executive Officer, and Bradley C. Richardson, Executive Vice President, Corporate Strategy and Chief Financial Officer.  Mr. Burke and Mr. Richardson each assumed the roles set forth above on April 1, 2008.

Mr. Burke’s base salary was increased from $455,000 to $627,750, retroactive to April 1, 2008.  In addition, the amount that Mr. Burke may earn as a cash bonus was increased so that upon achievement of the Company’s threshold, target and maximum levels under the Management Incentive Plan, Mr. Burke may earn 25%, 100% and 200%, respectively, of his base salary.  Finally, Mr. Burke’s long-term incentive compensation was increased from 145% to 200% of his base salary.

Mr. Richardson’s base salary was increased from $417,000 to $454,530, retroactive to April 1, 2008.  In addition, the amount that Mr. Richardson may earn as a cash bonus was increased so that upon achievement of the Company’s threshold, target and maximum levels under the Management Incentive Plan, Mr. Richardson may earn 18.75%, 75% and 150%, respectively, of his base salary.  Finally, Mr. Richardson’s long-term compensation remains set at 145% of his base salary.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

By: /s/ Dean R. Zakos
Dean R. Zakos
Vice President, General Counsel and Secretary

Date:  May 23, 2008